EXHIBIT 11

                                  FRED'S, INC.

                       COMPUTATION OF NET INCOME PER SHARE

                                   (unaudited)

                    (in thousands, except per share amounts)



                                             Thirteen Weeks Ended
                                            May 2,      May 3,
                                            1998         1997
                                         -----------   ---------


Basic net income per share

  Net income .............................   $ 3,752   $ 2,680
                                             =======   =======


  Weighted average number of common shares
   outstanding during the period .........    11,778    11,634


  Net income per share ...................   $   .32   $   .23
                                             =======   =======


Diluted net income per share

  Net income .............................   $ 3,752   $ 2,680
                                             =======   =======


  Weighted average number of common shares
   outstanding during the period .........    11,778    11,634

  Additional shares attributable to common
   stock equivalents .....................       326        28
                                             -------   -------

                                              12,104    11,662
                                             =======   =======


  Net income per share ...................   $   .31   $   .23
                                             =======   =======



All share and per share amounts have been adjusted to reflect the five-for-four stock split in December 1997.





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